		Exhibit 12

ALTRIA GROUP, INC. AND SUBSIDIARIES
Computation of Ratios of Earnings to Fixed Charges
(in millions of dollars)

	Six Months Ended June 30, 2012	Three Months Ended June 30, 2012

Earnings before income taxes	$3,676	$1,807

Add (deduct):
Equity in net earnings of less than 50% owned affiliates	(746)	(224)
Dividends from less than 50% owned affiliates	2	2
Fixed charges	597	299
Interest capitalized, net of amortization	9	4
Earnings available for fixed charges	$3,538	$1,888
Fixed charges:
Interest incurred (A)	$586	$293
Portion of rent expense deemed to represent interest factor	11	6
Fixed charges	$597	$299

Ratio of earnings to fixed charges	5.9	6.3

(A) Altria Group, Inc. includes interest relating to uncertain tax positions in its provision for income taxes, therefore such amounts are not included in fixed charges in the computation.

					Exhibit 12

ALTRIA GROUP, INC. AND SUBSIDIARIES
Computation of Ratios of Earnings to Fixed Charges
(in millions of dollars)

	For the Years Ended December 31,
	2011	2010	2009	2008	2007
Earnings from continuing operations before income taxes	$5,582	$5,723	$4,877	$4,789	$4,678

Add (deduct):
Equity in net earnings of less than 50% owned affiliates	(741)	(631)	(601)	(471)	(516)
Dividends from less than 50% owned affiliates	374	303	254	249	224
Fixed charges	1,254	1,152	1,249	529	888
Interest capitalized, net of amortization	(2)	26	5	(9)	(5)
Earnings available for fixed charges	$6,467	$6,573	$5,784	$5,087	$5,269

Fixed charges:
Interest incurred (A):
Consumer products	$1,233	$1,133	$1,210	$451	$697
Financial services			20	38	54
	1,233	1,133	1,230	489	751
Portion of rent expense deemed to represent interest factor	21	19	19	40	137
Fixed charges	$1,254	$1,152	$1,249	$529	$888

Ratio of earnings to fixed charges (B)	5.2	5.7	4.6	9.6	5.9

(A) Altria Group, Inc. includes interest relating to uncertain tax positions in its provision for income taxes, therefore such amounts are not included in fixed charges in the computation.

(B) Computation includes interest incurred and the portion of rent expense deemed to represent the interest factor from the discontinued operations of Philip Morris International Inc. and Kraft Foods Inc. in fixed charges. Excluding these amounts from fixed charges, the ratio of earnings to fixed charges from continuing operations would have been 12.5 and 9.5 for the years ended December 31, 2008 and 2007, respectively.

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